Exhibit 10.8

Adaptív Biopharma Limited

25/28 North Wall Quay

Dublin 1

5 February 2004

For the attention of Michael Donnelly

Dear Sirs,

We refer to the Gipet II Licence Agreement between Adaptív Biopharma Limited (Adaptiv) and Athena Neurosciences, Inc. (Athena) to be dated the same date as this letter (Gipet II Licence Agreement).

In consideration of Adaptiv agreeing to enter into the GIPET II Licence Agreement with Athena and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Athena shall indemnify and hold harmless Adaptiv from and against any losses, liabilities, damages, interest, costs (including reasonable legal fees) and expenses arising from or in relation to any claim by Omnicare Inc. (previously known as IBAH, Inc.) of a breach of or default under the IBAH Security Agreement (as defined in the GIPET II Licence Agreement).

This letter shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

Yours faithfully,

/s/ Jean M. Duvall
For and on behalf of Athena Neurosciences, Inc. By: Jean M. Duvall, Vice President

Acknowledged this the 5th day of February 2004.

/s/ Michael Donnelly
For and on behalf of Adaptív Biopharma Limited